VISTULA COMMUNICATIONS SERVICES, INC. COMPLETES
$2.5 MILLION PRIVATE PLACEMENT

NEW YORK - April 9, 2007 — Vistula Communications Services, Inc. (OTC Bulletin Board: VSTL), a global supplier of flexible and reliable Voice over Internet Protocol ("VoIP") services to major telecommunications carriers and Internet Service Providers, today announced it had completed a private placement with gross proceeds of $2.5 million. The transaction involved the sale of $2.5 million in principal amount of 12% convertible notes and warrants to purchase 2.5 million shares of common stock to a select group of accredited investors. The notes have an initial conversion price of $1.00 and mature in two years and the warrants, which expire in five years, have an initial exercise price of $1.00 per share. The investors will also receive an aggregate of 5 million shares of Vistula’s common stock, which shares will be transferred from Executive Management Services Limited, an entity of which Vistula’s Chairman and CEO Rupert Galliers-Pratt is a beneficiary, to the investors shortly after the closing. Executive Management Services Limited is receiving no consideration for the transfer. Vistula is required to file a registration statement covering the common stock underlying the notes and warrants purchased by the investors and the shares of common stock transferred to the investors from Executive Management Services Limited within 30 days of the closing. Oceana Partners LLC served as the placement agent for the transaction.

This financing will provide working capital for Vistula, including the funds to support its distribution arrangements with Northamber PLC to sell Vistula’s IP-PBX solutions to customers of Northamber PLC in the United Kingdom.

About Vistula

Vistula (http://www.vistula.com) is an international telecommunications company providing hosted, managed VoIP (Voice over Internet Protocol) services to carriers, service providers and transit network operators. Vistula's product suite features solutions that enable telecommunications providers to rapidly deploy VoIP services over converged infrastructure through an integrated applications suite. Vistula trades on the OTCBB under the symbol: VSTL.

This press release contains certain forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, which reflect management's expectations regarding future events and speak only as of the date hereof. Our actual results, performance or achievements may differ significantly from the results, performance or achievements discussed in or implied by the forward-looking statements. Factors that could cause such a difference include material changes in our business or prospects, difficulties obtaining financing to fund our operations, failure to establish brand recognition for our products, failure to retain existing customers or attract new customers, failure to compete effectively in our industry, general market and economic conditions, and other factors that are detailed from time to time in Vistula's SEC reports, including those detailed in our Annual Report on Form 10-KSB for the fiscal year ended December 31, 2005. Vistula disclaims any intent or obligation to update any forward-looking statements.